Exhibit 99.1

Medical Staffing Network Holdings, Inc. Receives Notification of Non-Compliance from the New York Stock Exchange

BOCA RATON, Fla.--(BUSINESS WIRE)--December 9, 2008--Medical Staffing Network Holdings, Inc. (Company) (NYSE: MRN) today announced it has been notified by the New York Stock Exchange (NYSE) that trading of the Company’s common stock on the NYSE will be suspended effective at the opening of the market on Monday, December 15, 2008. The decision to suspend trading was the result of the Company falling out of compliance with the NYSE’s continued listing standards. The Company is considered below criteria since its market capitalization was less than $25 million over a 30 trading-day period.

Under applicable NYSE procedures, the Company has 10 days from the receipt of the notice to appeal the decision with the NYSE; however, at the present time, the Company does not expect to submit an appeal.

The Company is submitting an application for listing on the OTCQX and expects to commence trading on that market on Monday, December 15, 2008. The Company will announce its new ticker symbol for trading on the OTCQX as soon as it becomes available.

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the OTCQX approving our application for listing , and other factors, which can be found in our Form 10-K for the year ended December 30, 2007 and our other filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, 561-322-1303
Chief Accounting Officer